INVESTMENT SUB-ADVISORY AGREEMENT

This Agreement is made and entered into effective as of September 26, 2011, by and between the BPV Family of Funds, a Delaware statutory trust (the “Trust”) on behalf of the BPV Wealth Preservation Fund, a series of shares of the Trust (the “Fund”), BPV Wealth Management, LLC, a Delaware limited liability company (the “Adviser”) and Quintium Advisors, LLC, a Delaware limited liability company (the “Sub-Adviser”).

WHEREAS, the Trust is an open-end management investment company, registered under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, the Trust has designated the Fund as a series of interests in the Trust;

WHEREAS, the Adviser is registered as an investment adviser under the Investment Advisers Act of 1940 (the “Advisers Act”), and engages in the business of asset management;

WHEREAS, the Adviser acts as an investment adviser to the Trust on behalf of the Fund;

WHEREAS, the Sub-Adviser is registered as an investment adviser under the Advisers Act, and engages in the business of asset management;

WHEREAS, the Adviser, subject to the approval of the Trust, desires to retain the Sub-Adviser to render certain investment management services to the Fund; and

WHEREAS, the Trust is willing to approve the Sub-Adviser rendering certain sub-investment management services to the Fund, and the Sub-Adviser is willing to render such services.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

1.         Obligations of the Investment Adviser

(a)        Services.  Subject to the oversight of the Adviser, the Sub-Adviser agrees to perform the following services (the “Services”) for the Trust:

(1)        manage the investment and reinvestment of the assets of the Fund;

(2)        continuously review, supervise, and administer the investment program of the Fund;

(3)        determine, in its discretion, the securities to be purchased, retained or sold (and implement those decisions) with respect to the Fund;

(4)        to vote proxies on behalf of the Fund;

(5)        provide the Trust, the Fund and the Adviser with records concerning the Sub-Adviser’s activities under this Agreement that the Trust and the Fund are required to maintain; and

(6)        render regular reports to the Adviser and the Trust’s trustees and officers concerning the Sub-Adviser’s discharge of the foregoing responsibilities.

The Sub-Adviser shall discharge the foregoing responsibilities subject to the control of the trustees and officers of the Trust and in compliance with (i) such policies as the trustees may from time to time establish; (ii) the Fund’s objectives, policies, and limitations as set forth in its prospectus and statement of additional information, as the same may be amended from time to time; and (iii) with all applicable laws and regulations (hereinafter collectively referred to as the “Rules”).  All Services to be furnished by the Sub-Adviser under this Agreement may be furnished through the medium of any directors, officers or employees of the Sub-Adviser or through such other parties as the Sub-Adviser may determine from time to time.

(b)        Expenses and Personnel.  The Sub-Adviser agrees, at its own expense or at the expense of one or more of its affiliates, to render the Services and to provide the office space, furnishings, equipment and personnel as may be reasonably required in the judgment of the trustees and officers of the Trust to perform the Services on the terms and for the compensation provided herein.  The Sub-Adviser shall authorize and permit any of its officers, directors and employees, who may be elected as trustees or officers of the Trust, to serve in the capacities in which they are elected.  Except to the extent expressly assumed by the Sub-Adviser herein and except to the extent required by law to be paid by the Sub-Adviser, the Trust shall pay all costs and expenses in connection with its operation.

(c)        Books and Records.  All books and records prepared and maintained by the Sub-Adviser for the Trust and the Fund under this Agreement shall be the property of the Trust and the Fund and, upon request therefor, the Sub-Adviser shall surrender to the Trust and the Fund or the Adviser such of the books and records so requested.

2.         Fund Transactions. Subject to the oversight of the Adviser and the Rules, the Sub-Adviser is authorized to select brokers or dealers that will execute the purchases and sales of portfolio securities for the Fund.  With respect to brokerage selection, the Sub-Adviser shall seek to obtain the best overall execution for Fund transactions, which is a combination of price, quality of execution and other factors.  The Sub-Adviser may, in its discretion, purchase and sell portfolio securities from and to brokers and dealers who provide the Sub-Adviser with brokerage, research, analysis, advice and similar services, and the Sub-Adviser may pay to these brokers and dealers, in return for such services, a higher commission or spread than may be charged by other brokers and dealers, provided that the Sub-Adviser determines in good faith that such commission is reasonable in terms either of that particular transaction or of the overall responsibility of the Sub-Adviser to the Fund and its other clients and that the total commission paid by the Fund will be reasonable in relation to the benefits to the Fund and its other clients over the long-term.  The Sub-Adviser will promptly communicate to the officers and the trustees of the Trust such information relating to portfolio transactions as they may reasonably request.

3.         Compensation of the Sub-Adviser.  The Adviser will pay to the Sub-Adviser an investment advisory fee (the “Fee”) that varies depending on the amount of assets under the Sub-Adviser’s management, as set forth below:

If the aggregate net asset value of the Fund and any other series of the Trust for which the Sub-Adviser serves as investment sub-adviser (collectively with the Fund, the “Funds”) is less than $150,000,000, the Sub-Adviser receives a monthly fee equal to the greater of (i)  $5,000, or (ii) 25% of the collective fees received by the Adviser from the Funds (net of any fee waivers or reimbursements by the Adviser under applicable expense limitation agreements, if any) (the “Net Advisory Fee”). If the cumulative net asset value of the Funds is $150,000,000 or greater, the Sub-Adviser receives a monthly fee equal to 40% of the Net Advisory Fee.

The Fee, along with the calculation of the Funds’ aggregate net asset value, determined in the manner described in the Fund’s Prospectus and/or Statement of Additional Information, shall be calculated as of the last business day of each month, and shall be paid to the Sub-Adviser by the Adviser within five (5) days after such calculation.

4.         Status of Sub-Adviser.  The services of the Sub-Adviser to the Trust and the Fund are not to be deemed exclusive, and the Sub-Adviser shall be free to render similar services to others so long as its services to the Trust and the Fund are not impaired thereby.  The Sub-Adviser shall be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized, have no authority to act for or represent the Trust or the Fund in any way or otherwise be deemed an agent of the Trust or the Fund.  Nothing in this Agreement shall limit or restrict the right of any director, officer or employee of the Sub-Adviser, who may also be a trustee, officer or employee of the Trust, to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any other business, whether of a similar nature or a dissimilar nature.

5.         Permissible Interests.  Trustees, agents, and stockholders of the Trust are or may be interested in the Sub-Adviser (or any successor thereof) as directors, partners, officers, or stockholders, or otherwise; and directors, partners, officers, agents, and stockholders of the Sub-Adviser are or may be interested in the Trust as trustees, stockholders or otherwise; and the Sub-Adviser (or any successor) is or may be interested in the Trust as a stockholder or otherwise.

6.         Limits of Liability; Indemnification.  The Sub-Adviser assumes no responsibility under this Agreement other than to render the services called for hereunder.  The Sub-Adviser shall not be liable for any error of judgment or for any loss suffered by the Trust, the Fund or the Adviser in connection with the matters to which this Agreement relates, except a loss resulting from a breach of fiduciary duty with respect to receipt of compensation for services (in which case any award of damages shall be limited to the period and the amount set forth in Section 36(b)(3) of the Investment Company Act of 1940) or a loss resulting from willful misfeasance, bad faith or gross negligence on its part in the performance of, or from reckless disregard by it of its obligations and duties under, this Agreement. It is agreed that the Sub-Adviser shall have no responsibility or liability for the accuracy or completeness of the Trust's registration statement under the Act or the Securities Act of 1933, except for information supplied by the Sub-Adviser for inclusion therein.  The Trust agrees to indemnify the Sub-Adviser to the full extent permitted by the Trust's Declaration of Trust.

7.         Term.  This Agreement shall remain in effect for an initial term of two years from the date hereof, and from year to year thereafter provided such continuance is approved at least annually by the vote of a majority of the trustees of the Trust who are not “interested persons” (as defined in the 1940 Act) of the Trust, which vote must be cast in person at a meeting called for the purpose of voting on such approval; provided, however, that:

(a)        the Trust may, at any time and without the payment of any penalty, terminate this Agreement upon 30 days’ written notice of a decision to terminate this Agreement by (i) the Trust’s trustees; or (ii) the vote of a majority of the outstanding voting securities of the Fund;

(b)         the Adviser may, at any time and without the payment of penalty, terminate this Agreement upon 30 days’ notice to the Sub-Adviser, the Trust and the Fund;

(c)        the Sub-Adviser may, at any time and without the payment of any penalty, terminate this Agreement upon 60 days’ written notice to the Adviser, the Trust and the Fund;

(d)        this Agreement shall immediately terminate in the event of its assignment (within the meaning of the 1940 Act and the Rules thereunder); and

(e)        the terms of paragraphs 6 and 7 of this Agreement shall survive the termination of this Agreement.

8.         Amendments.  No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought, and no amendment of this Agreement shall be effective until approved by vote of the holders of a majority of the Trust’s outstanding voting securities.

9.         Applicable Law.  This Agreement shall be construed in accordance with, and governed by, the laws of the State of Delaware.

10.       Representations and Warranties.

(a)        Representations and Warranties of the Adviser.  The Adviser hereby represents and warrants to the Sub-Adviser as follows: (i) the Adviser is a limited liability company duly organized and in good standing under the laws of the State of Delaware and is fully authorized to enter into this Agreement and carry out its duties and obligations hereunder; and (ii) the Adviser is registered as an investment adviser with the SEC under the Advisers Act, and shall maintain such registration in effect at all times during the term of this Agreement.

(b)        Representations and Warranties of the Sub-Adviser.  The Sub-Adviser hereby represents and warrants to the Adviser and the Trust as follows: (i) the Sub-Adviser is a limited liability company duly organized and in good standing under the laws of the State of Delaware and is fully authorized to enter into this Agreement and carry out its duties and obligations hereunder; and (ii) the Sub-Adviser is registered as an investment adviser with the SEC under the Advisers Act, and shall maintain such registration in effect at all times during the term of this Agreement.

(c)        Representations and Warranties of the Trust. The Trust hereby represents and warrants to the Sub-Adviser as follows: (i) the Trust has been duly organized as a statutory trust under the laws of the State of Delaware and is authorized to enter into this Agreement and carry out its terms; (ii) the Trust is registered as an investment company with the Securities and Exchange Commission under the 1940 Act; (iii) shares of the Trust are registered for offer and sale to the public under the 1933 Act; and (iv) such registrations will be kept in effect during the term of this Agreement.

11.       Structure of Agreement.  The Trust is entering into this Agreement solely on behalf of the Fund, and (a) no breach of any term of this Agreement shall create a right or obligation with respect to the Fund or any series of the Trust other than the Fund; (b) under no circumstances shall the Sub-Adviser have the right to set off claims relating to the Fund by applying property of any other series of the Trust; and (c) the business and contractual relationships created by this Agreement, consideration for entering into this Agreement, and the consequences of such relationship and consideration relate solely to the Trust, the Fund and the Adviser.

12.       Severability.  If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby and, to this extent, the provisions of this Agreement shall be deemed to be severable.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and the year first written above.

BPV FAMILY OF FUNDS

/s/ Reed Keller_
By: Reed Keller
Title: Trustee

QUINTIUM ADVISORS, LLC

/s/ George Hashbarger, Jr.
By: George Hashbarger, Jr.
Title: President

BPV WEALTH MANAGEMENT, LLC

/s/ Michael R. West
By: Michael R. West
Title: Manager